PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant /x /
Filed by a Party other than the Registrant  /  /

     Check the appropriate box:
/  / Preliminary Proxy Statement
/x / Definitive Proxy Statement
/  / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

      MAXXAM Inc.
- -------------------------------------------------
(Name of Registrant as Specified In Its Charter)

      MAXXAM Inc.
- -------------------------------------------------
(Name of Person(s) Filing Proxy Statement)

     Payment of Filing Fee (Check the appropriate box):
/x / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
      6(j)(2).
/  / $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).
/  / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
      11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: -/

          ---------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/  / Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          -----------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          -----------------------------------------------------
     (3)  Filing Party:

          ------------------------------------------------------
     (4)  Date Filed:

          ------------------------------------------------------

                               [MAXXAM Logo]



                                                             April 22, 1996



To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of MAXXAM Inc. to be held at 10:00 a.m. on Wednesday, May 22, 1996, at The Houstonian Hotel & Conference Center, 1111 North Post Oak Lane, Houston, Texas.

     Although you may presently plan to attend the Annual Meeting, we urge you to indicate your approval in the spaces provided on the enclosed proxy card by voting "FOR" the election of the directors named in the attached proxy statement. Please then date, sign and promptly return the proxy card in the enclosed envelope. If you are a stockholder of record and attend the Annual Meeting, as we hope you will, you may vote in person even if you have previously mailed a proxy card.

     We look forward to seeing as many of you as possible at the Annual
Meeting.




                         CHARLES E. HURWITZ
                         Chairman of the Board,
                         President and Chief
                              Executive Officer

                                MAXXAM INC.
                        5847 SAN FELIPE, SUITE 2600
                            HOUSTON, TEXAS 77057

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD MAY 22, 1996

          The Annual Meeting of Stockholders (the "Annual Meeting") of MAXXAM Inc. (the "Company") will be held at The Houstonian Hotel & Conference Center, 1111 North Post Oak Lane, Houston, Texas, on Wednesday, May 22, 1996, at 10:00 a.m., local time, for the following purposes:

          1. To elect two (2) directors to serve on the Board of Directors of the Company, both of whom will be elected by the holders of Common Stock, voting separately as a class, to hold office until the 1997 Annual Meeting of Stockholders or until their successors are elected and qualified; and

          2. To transact such other business as may be properly presented to the Annual Meeting or any adjournments or postponements thereof.

          Stockholders of record as of the close of business on March 25, 1996 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders will be available commencing May 3, 1996, and may be inspected for purposes germane to the Annual Meeting during normal business hours prior to the Annual Meeting at the offices of the Company, 5847 San Felipe, Suite 2600, Houston, Texas.

                                        By Order of the Board of Directors



                                        BYRON L. WADE
                                        Secretary

April 22, 1996




                                 IMPORTANT

          PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED FOR YOUR CONVENIENCE AND WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ANY STOCKHOLDER WHO ATTENDS THE ANNUAL MEETING MAY VOTE PERSONALLY ON ALL MATTERS BROUGHT BEFORE THE ANNUAL MEETING AND, IN THAT EVENT, HIS OR HER PROXY WILL NOT BE USED.

                                MAXXAM INC.
                        5847 SAN FELIPE, SUITE 2600
                            HOUSTON, TEXAS 77057


                              PROXY STATEMENT
                                    FOR
                       ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD MAY 22, 1996

          This proxy statement (the "Proxy Statement") is furnished to stockholders in connection with the solicitation by the Board of Directors of MAXXAM Inc. (the "Company"), a Delaware corporation, of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 22, 1996, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of Annual Meeting. The principal executive offices of the Company are located at 5847 San Felipe, Suite 2600, Houston, Texas 77057, telephone (713) 975-7600.

          This Proxy Statement, the accompanying proxy and the Notice of Annual Meeting are being mailed, commencing on or about April 24, 1996, to the stockholders of record as of the close of business on March 25, 1996 (the "Record Date"). Only holders of record of the 8,707,847 shares of Common Stock (the "Common Stock") and the 668,856 shares of Class A $.05 Non-Cumulative Participating Convertible Preferred Stock (the "Preferred Stock") of the Company outstanding as of the Record Date are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote and each share of Preferred Stock is entitled to ten votes on such matters as may properly come before the Annual Meeting or any adjournments or postponements thereof. The holders of Common Stock, voting separately as a class, will also be entitled to elect two members of the Company's Board of Directors.

          We cordially invite you to attend the Annual Meeting. Whether or not you plan to attend, please complete, date, sign and promptly return your proxy card in the enclosed envelope. Any one or more of the persons authorized to act as proxies at the Annual Meeting as listed on the proxy cards are Charles E. Hurwitz, Paul N. Schwartz and Anthony R. Pierno. You may revoke your proxy at any time prior to its exercise at the Annual Meeting by notice to the Company's Secretary, by filing a later dated proxy or, if you attend the Annual Meeting, by voting your shares of stock in person. Proxies will be voted in accordance with the directions specified thereon or, in the absence of instructions, "FOR" the election of the nominees to the Board of Directors named in this Proxy Statement. The presence, in person or by proxy, of the holders of shares of the Company's capital stock entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the votes present, in person or by proxy, is necessary for the election of directors. Under applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of election of directors. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will be excluded from the number of shares present and entitled to vote thereon, however, broker non-votes will also be treated as "no" votes.


                           ELECTION OF DIRECTORS

          The Company's Restated Certificate of Incorporation currently provides for three classes of directors (excluding the directors elected by the holders of Common Stock as discussed below) having staggered terms of office, with directors of each class to be elected by the holders of the Company's Common Stock and Preferred Stock, voting together as a single class, for terms of three years and until their respective successors have been duly elected and qualified. The Company's Restated Certificate of Incorporation also provides that so long as any shares of the Preferred Stock are outstanding, the holders of Common Stock, voting as a class separately from the holders of any other class or series of stock, shall be entitled to elect, for terms of one year, at each annual meeting, the greater of (i) two directors, or (ii) that number of directors which constitutes 25% of the total number of directors (rounded up to the nearest whole number) to be in office subsequent to such annual meeting.

          Both persons nominated for election to the Board of Directors at the Annual Meeting are currently members of the Board of Directors. Both of the nominees, Stanley D. Rosenberg and Robert J. Cruikshank, have been nominated for election by the holders of Common Stock, voting separately as a class, to hold office until the 1997 Annual Meeting of the Stockholders or until their successors shall have been duly elected and qualified. See, "Executive Officers and Directors" and "Principal Stockholders" for information concerning each of the nominees and other directors, including the dates on which they first became directors, their business experience during the past five years and the number of shares of the Company's Common Stock and Preferred Stock owned beneficially by each of them as of March 31, 1996. Each of the nominees has consented to serve as a member of the Board of Directors if elected. No person was nominated to stand for election by the holders of Common Stock and Preferred Stock, voting together as a single class, to hold office until the 1999 Annual Meeting of Stockholders and a vacancy will exist until such time as the Board of Directors appoints someone to fill such vacancy.

          The persons named in the proxies will vote the shares of Common Stock represented thereby for the election of the foregoing named nominees except where authority has been withheld as to a particular nominee or as to all such nominees. Should any nominee decline or be unable to serve as a director of the Company, which is not anticipated, the persons named in the proxies will vote for the election in his stead of such other person, if any, as the Board of Directors may recommend.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR OF THE COMPANY.


                 THE BOARD OF DIRECTORS AND ITS COMMITTEES

          The Board of Directors of the Company (sometimes referred to herein as the "Board") held seven meetings and acted by written consent on 19 occasions during 1995. In addition, management confers frequently with its directors on an informal basis to discuss Company affairs. During 1995, no director attended fewer than 75% of the aggregate of the meetings of the Board and all Committees on which he served.

          The Board of Directors of the Company has the following standing committees: Executive, Audit, Compensation, and Conflicts and Compliance Committees. The Board does not have a standing nominating committee nor does it have any committee performing a similar function.

          The Executive Committee meets on call and has authority to act on most matters during the intervals between meetings of the entire Board of Directors. Its current members are Messrs. Hurwitz (Chairman) and Levin. The Executive Committee held no meetings nor did it act by written consent during 1995.

          The Audit Committee presently consists of Messrs. Levin (Chairman) and Rosenberg. The Audit Committee meets with appropriate Company financial and legal personnel, internal auditors and independent public accountants and reviews the internal controls of the Company and the objectivity of its financial reporting. This Committee recommends to the Board the appointment of the independent public accountants to serve as auditors in examining the corporate accounts of the Company. The independent public accountants periodically meet privately with the Audit Committee and have access to the Audit Committee at any time. The Audit Committee met on one occasion during 1995.

          The Compensation Committee reviews and advises management, makes recommendations to the Board of Directors, and reviews and approves proposals regarding the establishment or change of benefit plans, salaries or other compensation afforded the executive officers and other employees of the Company. Messrs. Cruikshank, Levin (Chairman) and Rosenberg currently serve as members of this Committee. The Compensation Committee met on four occasions during 1995.

          The Conflicts and Compliance Committee has the authority to interpret, administer and enforce the guidelines set forth in the Company's Code of Business Conduct. In addition, it has the power to make new rules and guidelines relating to the administration or violation of such code. The Conflicts and Compliance Committee authorizes and directs a chief compliance officer of the Company in the administration of such code. It also reports its activities to the Board of Directors on an as needed basis. This Committee currently consists of Messrs. Cruikshank, Levin and Rosenberg (Chairman) but did not meet or take any actions by written consent during 1995.

DIRECTOR COMPENSATION

          Directors who were not employees of or consultants to the Company received a fee of $30,000 for the 1995 calendar year and no additional compensation for attending Committee meetings. Directors were reimbursed for travel and other disbursements relating to Board and Committee meetings. Fees to directors who were also employees of the Company were deemed to be included in their salary. Non-employee directors of the Company who also served as directors of the Company's majority-owned subsidiaries, Kaiser Aluminum Corporation ("Kaiser") and/or Kaiser Aluminum & Chemical Corporation ("KACC"), also received additional director or committee fees and were reimbursed for expenses pertaining to their services in such capacities from Kaiser or KACC. During 1995, Messrs. Cruikshank and Levin received an aggregate $32,500 and $35,500, respectively, in such director and committee fees from Kaiser and KACC (excluding any expense reimbursement).

          All non-employee directors are eligible to participate in a deferred compensation program. By executing a Deferred Fee Agreement, a non-employee director may defer all or part, in 25% increments, of the director's fees received from the Company for service in such capacity. Deferred fees are credited to a book account as of the date such fees would have been paid to the director and are deemed "invested" in two investment choices, again in 25% increments, of phantom shares of the Company's Common Stock and/or in an account bearing interest at a rate established from time to time by the Compensation Committee. The interst rate for 1995 was calculated using one-twelfth of the prime rate on the first day of each month. In January 1996, the Cpompensation Committee increased the interest rate to be calculated using one-twelfth of the sum of the prime rate plus 2% on the first day of each month. Deferred director's fees, including all earnings credited to the book account, will be paid in cash to the director or beneficiary as soon as practicable following the date the director ceases for any reason to be a member of the Board of Directors, at the director's election, either in a lump sum or in a specified number of annual installments not to exceed ten. Mr. Levin is the only director who has elected to defer his director's fees, with such fees having been deferred since September 1, 1994.

          Non-employee directors are also eligible to participate in the Company's 1994 Non-Employee Director Stock Plan. Pursuant to such plan, each eligible director receives an initial grant of an option to purchase 500 shares of Common Stock the day following the later of the 1994 Annual Meeting or the first Annual Meeting after such eligible director is first elected or appointed by the Board to be a director. Thereafter, each eligible director is granted an option to purchase 300 shares of Common Stock each year the day following the Annual Meeting. The exercise price of the options per share is the closing price of the Common Stock as reported by the American Stock Exchange on the date the option is granted. Each option granted under such plan becomes exercisable as to 25% of the shares on the first, second, third and fourth anniversaries of the date of the grant. During 1995, Messrs. Cruikshank, Levin and Rosenberg each received options to purchase 300 shares of the Company's Common Stock at an exercise price of $31.625.


                      EXECUTIVE OFFICERS AND DIRECTORS

          The following table sets forth certain information, as of the Record Date, with respect to the executive officers and directors of the Company. All officers and directors hold office until their respective successors are elected and qualified or until their earlier resignation or removal.





          NAME                                  POSITIONS AND OFFICES WITH THE COMPANY
 ----------------------  -----------------------------------------------------------------------------------
 Charles E. Hurwitz      Chairman of the Board, President, Chief Executive Officer and Director
 Paul N. Schwartz        Executive Vice President and Chief Financial Officer

 John T. La Duc          Senior Vice President
 Anthony R. Pierno       Senior Vice President and General Counsel
 Robert E. Cole          Vice President--Federal Government Affairs
 Diane M. Dudley         Vice President--Chief Personnel Officer
 Robert W. Irelan        Vice President--Public Relations
 Ronald L. Reman         Vice President--Taxes

 Byron L. Wade           Vice President, Secretary and Deputy General Counsel
 Robert J. Cruikshank    Director
 Ezra G. Levin           Director
 Stanley D. Rosenberg    Director


          Charles E. Hurwitz. Mr. Hurwitz, age 55, has served as a member of the Board of Directors and the Executive Committee of the Company since August 1978 and was elected as Chairman of the Board and Chief Executive Officer of the Company in March 1980. Mr. Hurwitz has also served the
Company as President since January 1993.   Mr. Hurwitz has been, since
January 1974, Chairman of the Board and Chief Executive Officer of Federated Development Company ("Federated"), a New York business trust
primarily engaged in the management of real estate investments.   In
December 1994, Mr. Hurwitz was appointed Vice Chairman of the Board of
KACC.   He has served as a director of Kaiser since October 1988 and of
KACC since November 1988. Since May 1982, Mr. Hurwitz has been Chairman of the Board and Chief Executive Officer, and since January 1, 1993, President, of MAXXAM Group Inc. ("MGI"), a wholly owned subsidiary of the Company. From May 1986 until February 1993, Mr. Hurwitz served as a director of The Pacific Lumber Company ("Pacific Lumber"), a subsidiary of the Company engaged in forest products operations. Mr. Hurwitz has also served SHRP General Partner, Inc. ("SHRP"), the general partner of Sam Houston Race Park, Ltd., a Texas limited partnership which operates a horse racing facility in Texas, as a director since May 1993, Chairman of the Board since October 1995, and President from May 1993 until April 1996.

          Paul N. Schwartz. Mr. Schwartz, age 50, was named Executive Vice President and Chief Financial Officer of the Company since January 1, 1995. He previously served as Senior Vice President--Corporate Development of the Company from June 1987 until December 31, 1994, and Vice President-- Corporate Development of the Company from July 1985 to June 1987. Mr. Schwartz has served as a Vice President of MGI and Pacific Lumber since May 1987 and January 1987, respectively, and was elected Chief Financial Officer of Pacific Lumber and Scotia Pacific Holding Company ("Scotia Pacific"), a wholly owned subsidiary of Pacific Lumber, since February 28, 1995. He also serves as Chairman of the Board and sole executive officer of United Financial Group, Inc., a Delaware public corporation, and has served as a director of Pacific Lumber and Scotia Pacific since February 1993, and as a director of MGI since January 1994. Since May 1993, Mr. Schwartz has also served as a director and a Vice President of SHRP.

          John T. La Duc. Mr. La Duc, age 53, has served as Senior Vice President of the Company since September 1990, and as Vice President and as a director of MGI since October 1990 and January 1994, respectively. He also served the Company and MGI as Chief Financial Officer from September 1990 until December 31, 1994 and February 28, 1995, respectively. Mr. La Duc has also served Kaiser as Chief Financial Officer since May 1990 and as a Vice President since June 1989. He has also served KACC as a Vice President since June 1989 and Chief Financial Officer since January 1990. Mr. La Duc served as Kaiser's Treasurer from August 1995 until February 1996 and from January 1993 until April 1993, and as KACC's Treasurer from June 1995 until February 1996 and from January 1993 until April 1993. Mr. La Duc also currently serves as a director and Vice President of Pacific Lumber and Scotia Pacific. He previously served as Chief Financial Officer of Pacific Lumber and of Scotia Pacific from October 1990 and November 1992, respectively, until February 28, 1995.

          Anthony R. Pierno. Mr. Pierno, age 63, serves as Senior Vice President and General Counsel of the Company, positions he has held since February 1989. He has also served as Vice President and General Counsel of MGI and Pacific Lumber since May 1989, and of Scotia Pacific since November 1992, and has served as a director of Pacific Lumber and MGI since November 1993 and January 1994, respectively. Additionally, Mr. Pierno has served as Vice President and General Counsel of Kaiser and KACC since January 1992. Immediately prior to joining the Company, Mr. Pierno served as partner in charge of the business practice group in the Los Angeles office of the law firm of Pillsbury, Madison & Sutro. He has served as the Commissioner of Corporations of the State of California and as Chair of several committees of the State Bar of California. Mr. Pierno is Chairman of the Board of Trustees of Whittier College, and a former member and past Chairman of the Board of Trustees of Marymount College.

          Robert E. Cole. Mr. Cole, age 49, has served the Company as Vice President--Federal Government Affairs since September 1990. Since March 1981, Mr. Cole has also served as a Vice President of KACC. In addition, Mr. Cole has served as Vice President--Federal Government Affairs for MGI and Pacific Lumber since September 1990. Mr. Cole is currently Chairman of the United States Auto Parts Advisory Committee to the United States Congress.

          Diane M. Dudley. Ms. Dudley, age 55, was named Vice President-- Chief Personnel Officer of the Company in May 1990. Since November 9, 1995, Ms. Dudley has also served as a Vice President of Pacific Lumber. From June 1987 until May 1990, she was Vice President--Personnel and Administration of the Company. From December 1983 until June 1987, Ms. Dudley served as Assistant Vice President--Personnel of the Company.

          Robert W. Irelan. Mr. Irelan, age 59, has served the Company as Vice President--Public Relations since September 1990. He has also been Vice President--Public Relations of MGI and Pacific Lumber since September 1990, and Vice President--Public Relations of KACC since February 1988. From June 1985 to February 1988, Mr. Irelan served as Divisional Vice President--Corporate Public Relations of KACC, and from 1968 to June 1985 he served KACC and certain affiliated companies in a variety of positions.

          Ronald L. Reman. Mr. Reman, age 38, was named Vice President-- Taxes of the Company in September 1992. Prior to September 1992, he had served the Company as Director of Taxes since joining the Company in October 1986. From July 1984 until October 1986, Mr. Reman was a Senior Manager in the Tax Department of the New York office of Price Waterhouse after having served seven years with the New York office of Coopers & Lybrand, both of which are accounting firms. Mr. Reman also serves as Vice President--Taxes of MGI and certain other subsidiaries of the Company, and as Assistant Treasurer of Kaiser and KACC.

          Byron L. Wade. Mr. Wade, age 49, has served as Vice President and Deputy General Counsel of the Company since May 1990, and Secretary of the Company since October 1988. Mr. Wade has also served as Vice President and Secretary of Kaiser and KACC since January 1992, and Deputy General Counsel of Kaiser and KACC since May and June 1992, respectively. He has been Vice President, Secretary and Deputy General Counsel of Pacific Lumber and Scotia Pacific since June 1990 and November 1992, respectively. In addition, Mr. Wade has served since May 1993 as a Vice President and Secretary of SHRP. Mr. Wade has also served as a Vice President, Secretary and Deputy General Counsel of MGI since July 1990. He was Assistant Secretary of the Company from November 1987 to October 1988 and Assistant General Counsel from November 1987 until May 1990. He had previously served as Vice President, Secretary and General Counsel of MCO Resources, Inc., a publicly traded oil and gas company, which was majority owned by the Company.

          Robert J. Cruikshank.  Mr. Cruikshank, age 65, has served as a
director of the Company since May 1993.   Mr. Cruikshank is a nominee for
reelection as a director of the Company to serve until the 1999 Annual Meeting of Stockholders. In addition, he has served as a director of Kaiser and KACC since January 1994. Mr. Cruikshank was a Senior Partner in the international public accounting firm of Deloitte & Touche from December 1989 until his retirement from that firm in March 1993. Prior to its merger with Touche Ross & Co. in December 1989, Mr. Cruikshank served as Managing Partner of Deloitte Haskins & Sells from June 1974 until the merger and served on such firm's board of directors from 1981 to 1985. Mr. Cruikshank also serves as a director and on the Compensation Committee of Houston Industries Incorporated, a public utility holding company with interests in electric utilities, coal and transportation businesses; as a director of Texas Biotechnology Incorporated; and as Advisory Director of Compass Bank--Houston.

          Ezra G. Levin. Mr. Levin, age 62, was first elected a director of the Company in May 1978. He has served as a director of Kaiser and KACC since July 1991 and November 1988, respectively. From May 1982 through December 1993, he also served as a director of MGI. He is a partner in the law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel. Mr. Levin also serves as a trustee of Federated and as a director of Pacific Lumber, Scotia Pacific and United Mizrahi Bank and Trust Company.

          Stanley D. Rosenberg. Mr. Rosenberg, age 64, was first elected to the Board of Directors of the Company in June 1981. Mr. Rosenberg is a nominee for reelection as a director of the Company to serve until the 1997 Annual Meeting of Stockholders. He is a partner in the law firm of Rosenberg, Tuggey, Agather & Rosenthal. Mr. Rosenberg was a partner in the law firm of Oppenheimer, Rosenberg & Kelleher, Inc. from its inception in 1971 until February 1990, at which time he served as Of Counsel to that firm through June 30, 1993.

                           PRINCIPAL STOCKHOLDERS

          The following table sets forth, as of March 31, 1996, unless otherwise indicated, the beneficial ownership of the Company's Common Stock and Preferred Stock by (i) those persons known by the Company to own beneficially more than 5% of the shares of each class then outstanding,
(ii) each of the named executive officers, (iii) each of the directors or nominees for director, and (iv) all directors and executive officers of the Company as a group.



                                                                                                                      Combined
                     Name Of                                                                            % of        % of Voting
                 Beneficial Owner                     Title of Class          # of Shares(1)            Class         Power(2)
- ------------------------------------------------- --------------------- ------------------------- ---------------- -------------
Federated Development Inc.(3)                     Common Stock                1,740,626(4)                  19.8           54.0
                                                  Preferred Stock               661,377                     98.8
The Stockholder Group(3)                          Common Stock                2,735,219(4)(5)(6)            31.1           60.7
                                                  Preferred Stock               671,574(7)                  99.1
Harold C. Simmons, Kronos, Inc.,                  Common Stock                1,278,150(8)                  14.6            8.3
     The Combined Master Retirement Trust,
     NL Industries, Inc. and related entities
Robertson, Stephens & Company, Inc.,              Common Stock                  710,100(9)                   8.1            4.6
     The Robertson, Stephens Orphan Fund,
     The Contrarian Fund and related entities
Robert J. Cruikshank                              Common Stock                    1,325(6)                     *              *

Charles E. Hurwitz(10)                            Common Stock                2,733,542(4)(5)(11)           31.1           60.7
                                                  Preferred Stock               671,441(7)(12)              99.1
John T. La Duc                                              --                       --                       --             --
Ezra G. Levin                                     Common Stock                    1,325(6)(11)                 *              *
Anthony R. Pierno                                 Common Stock                   25,159(13)                    *              *
Stanley D. Rosenberg                              Common Stock                    2,325(6)                     *              *
Paul N. Schwartz                                  Common Stock                   30,489(14)                    *              *
Byron L. Wade                                     Common Stock                    9,647(15)                    *              *
All directors and executive officers of the       Common Stock                2,807,966(4)(5)(16)           31.8           61.0
Company as a group (12 persons)                   Preferred Stock               671,441(7)                  99.0



- ---------------

*    Less than 1%.
(1)  Unless otherwise indicated, the beneficial owners have sole voting and investment power with respect to the shares listed in the table.  Includes the number of shares such persons would have received on March 31, 1996, if any, for their exercisable stock appreciation rights ("SARs") (excluding SARs payable in cash only) if such rights had been paid solely in shares of
     Common Stock.  Also includes the number of shares of Common Stock credited to such person's stock fund account under the
     Company's 401(k) savings plan as of December 31, 1995.
(2)  The Company's Preferred Stock is generally entitled to ten votes per share on matters presented to a vote of the Company's stockholders.
(3)  Federated Development Inc. ("FDI") is a wholly owned subsidiary of Federated.  FDI, Federated, Messrs. Hurwitz and Levin, and
     Mr. James H. Paulin, Jr., Secretary and Treasurer of Federated, may be deemed a "group" (the "Stockholder Group") within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended.  The address of FDI is 5847 San Felipe, Suite
     2600, Houston, Texas 77057.  The address of the Stockholder Group is c/o Ezra G. Levin, Esq., Kramer, Levin, Naftalis,
     Nessen, Kamin & Frankel, 919 Third Avenue, New York, New York 10022.
(4)  Includes 71,175 shares of Common Stock which FDI may acquire in exchange for 7% Cumulative Exchangeable Preferred Stock of
     MCO Properties Inc., whose issued and outstanding common stock is wholly owned by the Company.
(5)  Includes (a) 1,669,451 shares of Common Stock owned by FDI as to which Mr. Hurwitz indirectly possesses voting and investment power, (b) 16,154 shares of Common Stock separately owned by Mr. Hurwitz's spouse and as to which Mr. Hurwitz disclaims beneficial ownership, (c) 46,500 shares of Common Stock owned by a limited partnership controlled by Mr. Hurwitz and his spouse, 23,250 of which shares were separately owned by Mr. Hurwitz's spouse prior to their transfer to such limited partnership and as to which Mr. Hurwitz disclaims beneficial ownership, (d) 129,308 shares of Common Stock owned by the 1992
     Hurwitz Investment Partnership, L.P., of which 64,654 shares are owned by Mr. Hurwitz's spouse as separate property and as to which Mr. Hurwitz disclaims beneficial ownership, and (e) 800,954 shares of Common Stock held directly by Mr. Hurwitz.
(6)  Includes options exercisable within 60 days of March 31, 1996 to purchase 325 shares of Common Stock.
(7)  Includes options exercisable within 60 days of March 31, 1996 to purchase 9,000 shares of Preferred Stock.
(8)  Information is based solely on the Schedule 13D filed with the Securities and Exchange Commission ("SEC") dated June 30,
     1989, as amended through November 13, 1991 (the "Simmons 13D").  The Simmons 13D was filed by Harold C. Simmons, Kronos, Inc.
     ("Kronos"), NL Industries, Inc. ("NL"), The Combined Master Retirement Trust (the "Trust") and certain related entities.  The
     Simmons 13D states that Kronos and the Trust are the direct beneficial owners of 250,900 and 1,027,250 shares of the
     Company's Common Stock, respectively.  The Simmons 13D also states that Mr. Simmons may be deemed to have the direct power to vote and direct the disposition of the shares of the Company's Common Stock held by the Trust and that Mr. Simmons and the entities other than Kronos who filed the Simmons 13D may be deemed to share the indirect power to vote and direct the disposition of the shares of the Company's Common Stock held by Kronos.  Mr. Simmons disclaims beneficial ownership of all of such shares of the Company's Common Stock.  The address of Mr. Simmons and the Trust is Three Lincoln Centre, 5430 LBJ
     Freeway, Suite 1700, Dallas, Texas 75240.  The address of Kronos and NL is 3000 North Sam Houston Parkway East, Houston,
     Texas 77032.
(9)  Information is based solely on the Schedule 13D filed with the SEC dated April 14, 1994, as amended through October 13, 1995
     (the "Robertson 13D").  The Robertson 13D was filed by The Robertson Stephens Contrarian Fund (the "Contrarian Fund"),
     Robertson, Stephens & Company, Incorporated ("RS & Co.") and RS & Co.'s five shareholders (Messrs. Sanford R. Robertson, Paul
     H. Stephens, Michael G. McCaffery, G. Randy Hecht and Kenneth R. Fitzsimmons).  The purchase of the Common Stock giving rise to the Robertson 13D was made by the Contrarian Fund, the Robertson Stephens Orphans Fund, the Robertson Stephens Partners
     Fund and the Robertson Stephens Growth & Income Fund (collectively, the "Funds").  Pursuant to the Robertson 13D, the Funds
     are the direct beneficial owners of 705,000 shares of the Company's Common Stock and in addition, Paul H. Stephens directly holds 5,100 shares.  The Robertson 13D also states that Mr. Stephens is the Chief Investment Officer of RS & Co., and as such may be deemed to have shared voting power over the 705,000 shares of the Company's Common Stock held by the Funds.  The five shareholders of RS & Co. disclaim any beneficial ownership of all of such shares of the Company's Common Stock, except for
     Mr. Stephens as to the 5,100 shares owned by him personally.  The address of Mr. Stephens, RS & Co. and the Funds is 555
     California Street, Suite 2600, San Francisco, CA  94104.
(10) Mr. Hurwitz serves as a trustee of Federated, and together with members of his immediate family and trusts for the benefit thereof, owns all of the voting shares of Federated, and his positions include Chairman of the Board, President and Chief
     Executive Officer of the Company and Federated and membership on the Company's Executive Committee.  By reason of the foregoing and his relationship with the members of the Stockholder Group, Mr. Hurwitz may be deemed to possess shared voting and investment power with respect to the shares held by the Stockholder Group.
(11) Does not include shares owned by other members of the Stockholder Group.
(12) Includes 661,377 shares of Preferred Stock owned by FDI as to which Mr. Hurwitz possesses voting and investment power, and
     1,064 shares of Preferred Stock held directly by Mr. Hurwitz.
(13) Includes options exercisable within 60 days of March 31, 1996 to purchase 25,000 shares of Common Stock.
(14) Includes options exercisable within 60 days of March 31, 1996 to purchase 16,000 shares of Common Stock.
(15) Includes options exercisable within 60 days of March 31, 1996 to purchase 9,000 shares of Common Stock.
(16) The Stockholder Group beneficially owns 2,735,219 of such shares.  As to the remaining shares, the directors and officers owning such shares have sole voting and investment power with respect to all such shares except 10,749 owned by a trust of which an officer and his spouse are trustees, and (ii) options exercisable within 60 days of March 31, 1996 to purchase 53,975 shares of Common Stock.



                           EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The following table sets forth compensation information, cash and non-cash, for each of the Company's last three completed fiscal years with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company (collectively referred to as the "named executive officers") for the fiscal year ended December 31, 1995:



                                                                                        LONG-TERM COMPENSATION
                                                                                  ---------------------------------
                                                    ANNUAL COMPENSATION                   AWARDS          PAYOUTS
                                           ------------------------------------   --------------------- -----------
                (A)                    (B)    (C)        (D)           (E)            (F)       (G)         (H)          (I)
                                                                      OTHER       RESTRICTED
                                                                      ANNUAL         STOCK    OPTIONS/      LTIP      ALL OTHER
              NAME AND                       SALARY     BONUS      COMPENSATION    AWARD(S)     SARS      PAYOUTS    COMPENSATION
         PRINCIPAL POSITION           YEAR    ($)        ($)          ($)(1)          ($)       (#)         ($)          ($)
- -----------------------------------  --------------- ----------- --------------   --------------------- ----------- ------------
Charles E. Hurwitz, Chief             1995  633,235  450,000           --            -0-      22,500        -0-       100,985(3)
Executive Officer, President          1994  614,880  450,000            --           -0-     295,000(2)     -0-        97,332(3)
and Chairman of the Board             1993  598,994  500,000            --           -0-         -0-        -0-        97,494(3)

Anthony R. Pierno,                    1995  344,771  263,633(4)         --           -0-      5,000         -0-        55,928(3)
Senior Vice President and             1994  337,298  263,633(4)         --           -0-         -0-        -0-        55,514(3)
General Counsel                       1993  330,226  290,000(4)         --           -0-         -0-        -0-        57,179(3)

Paul N. Schwartz,(5)                  1995  290,850  218,307(4)         --           -0-     10,000         -0-        48,476(3)
Executive Vice President and Chief    1994  270,138  218,307(4)         --           -0-     25,000         -0-        45,390(3)
Financial Officer                     1993  265,204  293,000(4)         --           -0-         -0-        -0-        47,426(3)

John T. La Duc,(6)                    1995  248,333  130,000(7)         --           -0-(8)      -0-        -0-        12,417(10)
Senior Vice President                 1994  240,000  103,000(7)         --           -0-       9,200(9)     -0-         4,800(10)
                                      1993  240,000  100,000(7)         --           -0-         -0-        -0-         4,872(10)

Byron L. Wade,                        1995  196,660  128,355            --           -0-       5,000        -0-        37,500(3)
Vice President, Secretary             1994  177,140  128,355            --           -0-         -0-        -0-        31,671(3)
and Deputy General Counsel            1993  171,913  124,412            --           -0-         -0-        -0-        30,955(3)



- ---------------
(1)  Excludes perquisites and other personal benefits because the aggregate amount of such compensation is the lesser of either
     $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
(2)  A 1994 option for 45,000 shares of Preferred Stock was granted in exchange for Mr. Hurwitz relinquishing the SARs for 50,000 shares of Common Stock granted in 1993.  Additionally, an option for 250,000 shares of Kaiser common stock was granted by
     Kaiser.
(3)  Reflects the following aggregate amounts accrued in respect of the Company's Revised Capital Accumulation Plan for 1995, 1994
     and 1993 respectively, pursuant to which, in general, benefits vesting 10% annually are payable upon termination of employment with the Company:  Mr. Hurwitz--$94,985, $91,332 and $88,500; Mr. Pierno--$51,716, $49,727 and $48,185; Mr.
     Schwartz--$43,628, $39,661 and $38,432; and Mr. Wade--$31,500, $25,671 and $24,875.  Additionally, these amounts reflect matching contributions by the Company under its 401(k) savings plan for 1995, 1994 and 1993, respectively, as follows:  Mr.
     Hurwitz--$6,000, $6,000 and $8,994; Mr. Pierno--$4,212, $5,787 and $8,994; Mr. Schwartz--$4,848, $5,729 and $8,994; and Mr.
     Wade--$6,000, $6,000 and $6,080.
(4)  Pursuant to the employment agreements of Messrs. Pierno and Schwartz, their personal loans from the Company outstanding on the date of such agreements were forgiven in the amount of $15,000 and $20,000, respectively, per year.  These amounts are included here as additional bonus compensation.  See, "Certain Transactions" for discussion on such personal loans.
(5)  Mr. Schwartz served as Senior Vice President--Corporate Development of the Company for fiscal years 1994 and 1993.
(6)  Mr. La Duc also served as Chief Financial Officer of the Company for fiscal years 1994 and 1993.  Mr. La Duc received his compensation for all three years principally from KACC; however, the Company reimbursed KACC for certain allocable costs associated with the performance of services for the Company by such executive officer.  The table reflects such officer's total compensation, rather than any allocated part of such compensation.
(7)  Includes $50,000 (to be paid over a two-year period),  $75,000 (to be paid over a three-year period) and $100,000 (to be paid over a four-year period), awarded for 1995, 1994 and 1993, respectively, for which the Company will reimburse KACC.
(8)  As of December 29, 1995, Mr. La Duc held 47,437 shares of restricted common stock of Kaiser valued at approximately $622,611 based on the closing price on such date of $13.125 per share.  Restrictions on all such shares will be lifted on December 2,
     1996.  No dividends will be paid to Mr. La Duc in respect of any restricted shares held.  No other named executive officer held restricted stock of Kaiser or the Company at fiscal year end 1995.
(9)  Represents option for shares of Kaiser common stock.
(10) Amount represents contributions under the KACC 401(k) savings plan by KACC.




OPTION/SAR GRANTS TABLE

          The following table sets forth certain information concerning stock options or SARs granted in fiscal year 1995 to any of the named executive officers:



                                                                                                                GRANT
                                           INDIVIDUAL GRANTS                                                  DATE VALUE
- ------------------------------------------------------------------------------------------------------ ------------------------
           (A)                     (B)                (C)                 (D)                (E)                  (F)
                                                   % OF TOTAL
                                  # OF              OPTIONS/
                               SECURITIES             SARS
                               UNDERLYING          GRANTED TO         EXERCISE OR
                              OPTIONS/SARS       EMPLOYEES IN         BASE PRICE         EXPIRATION           GRANT DATE
           NAME                  GRANTS               1995             ($/SHARE)            DATE         PRESENT VALUE ($) (1)
- -------------------------  ------------------ ------------------- ------------------ ------------------------------------------
Charles E. Hurwitz                  22,500(2)          38.5               46.80             01/24/06                398,302
Anthony R. Pierno                    5,000(3)           8.5               45.15             11/29/05                 86,158
Paul N. Schwartz                    10,000(3)          17.1               45.15             11/29/05                172,316
Byron L. Wade                        5,000(3)           8.5               45.15             11/29/05                 86,158



- ---------------
(1)  Valuation utilizing Black-Scholes Option Price Model using the following assumptions:  5-year daily volatility for Common
     Stock, 5.8% risk-free rate (10-year Government Bond as of the grant date) (5.6% for Mr. Hurwitz), no dividend yield and 10-
     year exercise or expiration date.  No adjustments were made for non-transferability or risk of forfeiture.
(2)  Represents underlying shares of Preferred Stock.  These options were actually granted after 1995 fiscal year end but were for services Mr. Hurwitz provided during such year.
(3)  Represents underlying shares of Common Stock.


          The SARs set forth in the above table cover shares of Preferred Stock which were granted to Mr. Hurwitz on January 24, 1996 and shares of Common Stock granted to Messrs. Pierno, Schwartz and Wade on November 29, 1995 under MAXXAM's 1994 Omnibus Employee Incentive Plan (the "Omnibus Plan") at an exercise price of 20% above the closing price of the Common Stock on the date of grant. SARs under the Omnibus Plan are exercisable for cash, Common Stock or a combination thereof at the discretion of the Company's Board, and vest with respect to 20% on the first anniversary date of the grant and an additional 20% on each anniversary date thereafter until fully vested.

OPTION/SAR EXERCISES AND FISCAL YEAR END VALUE TABLE

          The table below provides information on an aggregated basis concerning each exercise of stock options (or tandem SARs) and freestanding SARs during the fiscal year ended December 31, 1995 by each of the named executive officers, and the 1995 fiscal year-end value of unexercised options and SARs, including SARs exercisable for cash only.



           (A)                     (B)               (C)                      (D)                          (E)
                                                                     NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                         OPTIONS/SARS           IN-THE-MONEY OPTIONS/SARS
                                                                        AT YEAR END (#)          AT FISCAL YEAR-END ($)
                                                                ------------------------------ ---------------------------
                           SHARES ACQUIRED ON      VALUE
           NAME              EXERCISE (#)(1)    REALIZED ($)(2)   EXERCISABLE    UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
- -------------------------  ------------------------------------ --------------- ----------------------------  -------------
Charles E. Hurwitz                   21,300           928,200          22,500          36,000     334,125(3)   175,500(3)
                                         --                --          62,500         187,500      23,438(4)    70,313(4)
John T. La Duc                           --                --           6,000           4,000      43,500(3)    29,000(3)
                                         --                --           2,300           6,900         863(4)     2,588(4)
Paul N. Schwartz                     10,000           349,000          16,000          40,000     104,125(3)   170,000(3)
Anthony R. Pierno                     2,000            50,000          25,000           5,000          --(3)        --(3)
Byron L. Wade                        19,000           922,625           9,000          11,000      65,250(3)    43,500(3)


- ---------------
(1)  If no shares received, the number reflected, if any, represents the number of securities with respect to which options/SARs were exercised.
(2)  Valued at the closing price of the Company's Common Stock on the date of exercise, less exercise price.
(3)  Valued at $35.25 per share, the closing price of the Company's Common Stock on December 29, 1995, less exercise price.  If exercise price is equal to or higher than the closing price, no value is shown.
(4)  Valued at $13.125 per share, the closing price of Kaiser common stock on December 29, 1995, less exercise price.  If exercise price is equal to or higher than closing price, no value is shown.


DEFINED BENEFIT PLANS

          MAXXAM Pension Plan
          All officers who are also employees and other regular employees of the Company who work at least 1,000 hours in the plan year automatically participate in the Company's Pension Plan (the "Pension Plan"), a qualified, noncontributory, funded plan. Benefits equal the sum of an employee's "past service benefit" and "future service benefit" as set forth in the following two paragraphs. Benefits are based on an employee's base salary or wages, plus overtime (excluding bonuses, commissions, incentive compensation and all other extra compensation), the age of such employee at retirement and years of service.

          Under the Pension Plan, the annual past service benefit is the greatest of:

          (i) benefits accrued under the plan through December 31, 1986,

          (ii) the product of (a) the sum of 0.8% of the participant's Past Service Compensation Base (as defined), plus 0.8% of the participant's Past Service Compensation Base in excess of $15,000 multiplied by (b) the participant's credited years of service prior to January 1, 1987, or

          (iii)the product of 1.2% of the participant's Past
               Service Compensation Base multiplied by the participant's credited years of service prior to January 1, 1987.

          For 1987 and 1988, the annual future service benefit equaled 1.6% of an employee's plan compensation up to two-thirds of the Social Security wage base, plus 2.4% of any remaining compensation. Effective January 1, 1989, the annual future service benefit equaled 1.75% of an employee's compensation for each year of participation, plus 0.6% of the employee's compensation in excess of $10,000. Effective January 1, 1995, the annual future service benefit equals 2.35% of an employee's compensation for each year of participation.

          The amount of an employee's aggregate plan compensation that may be included in benefit computations under the Pension Plan is limited to $150,000 for 1995. Benefits are generally payable as a straight life annuity or, with respect to married employees, as a 50% joint and survivor annuity, or, if the employee elects (with spousal consent), in certain alternative annuity forms. Benefits under the Pension Plan are not subject to any deductions for Social Security or other offsets. The covered compensation for 1995 and credited years of service as of December 31, 1995 for the Pension Plan and estimated annual benefits payable upon retirement at normal retirement age (age 65) for the named executive officers (other than those compensated by KACC who do not participate in this Pension Plan) were as follows: Mr. Hurwitz: $150,000--15 years--$112,000; Mr. Pierno:
$150,000--6 years--$36,118; Mr. Schwartz:  $150,000--15 years--$111,257;
and Mr. Wade:  $150,000--15 years--$93,143.

          The projected benefits shown above were computed as single life annuity amounts, payable beginning at age 65. The benefit amounts reflect a covered compensation limit of $150,000 for 1996 and subsequent years under Section 401(a)(17) of the Internal Revenue Code (the "Code"). In addition, the amounts reflect a maximum benefit limit of $120,000 for 1996 and subsequent years (with early retirement reductions where applicable) that is placed upon annual benefits that may be paid to a participant in the Pension Plan at retirement under Section 415 of the Code. Combined plan limits applicable to employees participating in both defined contribution and defined benefit plans have not been reflected.

          Kaiser Retirement Plan
          KACC maintains a qualified, defined-benefit Retirement Plan (the "Kaiser Retirement Plan") for salaried employees of KACC and co-sponsoring subsidiaries who meet certain eligibility requirements. The table below shows estimated annual retirement benefits payable under the terms of the Kaiser Retirement Plan to participants with the indicated years of credited service. These benefits are reflected without reduction for the limitations imposed by the Code on qualified plans and before adjustment for the Social Security offset, thereby reflecting aggregate benefits to be received, subject to Social Security offsets, under the Kaiser Retirement Plan and the Kaiser Supplemental Benefit Plan (as defined below).



                                          YEARS OF SERVICE
          ANNUAL          -----------------------------------------------
       REMUNERATION          15        20         25       30        35
 -----------------------  --------  --------  --------- --------  -------
              $150,000     $33,750   $45,000    $56,250  $67,500  $78,750
               175,000      39,375    52,500     65,625   78,750   91,875
               200,000      45,000    60,000     75,000   90,000  105,000
               225,000      50,625    67,500     84,375  101,250  118,125
               250,000      56,250    75,000     93,750  112,500  131,250
               300,000      67,500    90,000    112,500  135,000  157,500
               350,000      78,750   105,000    131,250  157,500  183,750
               400,000      90,000   120,000    150,000  180,000  210,000
               450,000     101,250   135,000    168,750  202,500  236,250
               500,000     112,500   150,000    187,500  225,000  262,500


The estimated annual retirement benefits shown are based upon the assumptions that current Kaiser Retirement Plan and Kaiser Supplemental Benefit Plan provisions remain in effect, that the participant retires at age 65, and that the retiree receives payments based on a straight life annuity for his lifetime. Mr. La Duc had 26.3 years of credited service on December 31, 1995. Monthly retirement benefits, except for certain minimum benefits, are determined by multiplying years of credited service (not in excess of 40) by the difference between 1.50% of average monthly compensation for the highest base period (of 36, 48 or 60 consecutive months, depending upon compensation level) in the last 10 years of employment and 1.25% of monthly primary Social Security benefits. Pension compensation covered by the Kaiser Retirement Plan and the Kaiser Supplemental Benefits Plan consists of salary and bonus amounts set forth in the Summary Compensation Table (column (c) plus column (d) thereof).

          Participants are entitled to retire and receive pension benefits, unreduced for age, upon reaching age 62 or after 30 years of credited service. Full early pension benefits (without adjustment for Social Security offset prior to age 62) are payable to participants who are at least 55 years of age and have completed 10 or more years of pension service (or whose age and years of pension service total 70) and who have been terminated by KACC or an affiliate for reasons of job elimination or partial disability. Participants electing to retire prior to age 62 who are at least 55 years of age and have completed 10 or more years of pension service (or whose age and years of pension service total at least 70) may receive pension benefits, unreduced for age, payable at age 62 or reduced benefits payable earlier. Participants who terminate their employment after five years or more of pension service, or after age 55 but prior to age 62, are entitled to pension benefits, unreduced for age, commencing at age 62 or, if they have completed 10 or more years of pension service, actuarially reduced benefits payable earlier. For participants with five or more years of pension service or who have reached age 55 and who die, the Kaiser Retirement Plan provides a pension to their eligible surviving spouses. Upon retirement, participants may elect among several payment alternatives including, for most types of retirement, a lump-sum payment.

          MAXXAM Supplemental Executive Retirement Plan
          Effective March 8, 1991, the Company adopted an unfunded non-qualified Supplemental Executive Retirement Plan (the "SERP"). The SERP provides that participants are entitled to receive benefits which would have been payable to such participants under the Pension Plan except for the limitations imposed by the Code. Participants in such plan are selected by the Company's Board of Directors or are entitled to participate by virtue of provisions in their employment agreements. Four executive officers of the Company, Messrs. Hurwitz, Pierno, Schwartz and Wade, were entitled to receive benefits under the SERP during 1995.

          The following projections are based on the same assumptions as utilized in connection with the Pension Plan projections above. The 1996 qualified plan pay limit ($150,000) and benefit limit ($120,000) are reflected for all years in the future. In addition, no future increases in the participants' covered compensation amounts from the 1995 levels are assumed.




                                                      HURWITZ        PIERNO         SCHWARTZ          WADE
                                                  --------------  ------------  ---------------  -------------


 COVERED COMPENSATION FOR 1995:
      Qualified Plan                                     $150,000     $150,000         $150,000       $150,000

      Nonqualified Plan                                    46,660      194,771          140,850         46,660
                                                   -------------- ------------  ---------------  -------------

           Total                                         $196,660     $344,771         $290,850       $196,660
                                                   ============== ============  ===============  =============

 CREDIT YEARS OF SERVICE AS OF DECEMBER 31, 1995               15            6               15             15
                                                   ============== ============  ===============  =============


 PROJECTED NORMAL RETIREMENT BENEFIT:

      Qualified Plan                                      $93,143      $36,118         $111,257        $93,143

      Nonqualified Plan                                    19,138       20,126           56,598         19,138
                                                   -------------- ------------  ---------------  -------------
           Total                                         $112,281      $56,244         $167,855       $112,281
                                                   ============== ============  ===============  =============



          Kaiser Supplemental Benefits Plan

          KACC maintains an unfunded, non-qualified Supplemental Benefits Plan (the "Kaiser Supplemental Benefits Plan"), the purpose of which is to restore benefits which would otherwise be paid from the Kaiser Retirement Plan or the Supplemental Savings and Retirement Plan, a qualified Section 401(k) plan (the "Kaiser Savings Plan"), were it not for the Section 401(a)(17) and Section 415 limitations imposed by the Code. Participation in the Kaiser Supplemental Benefits Plan includes all employees of KACC and its subsidiaries whose benefits under the Kaiser Retirement Plan and Kaiser Savings Plan are likely to be affected by such limitations imposed by the Code. Eligible participants, including Mr. La Duc, are entitled to receive the equivalent of the Kaiser Retirement Plan and Kaiser Savings Plan benefits which they may be prevented from receiving under those plans because of such Code limitations.

          MAXXAM Severance or Termination Policy
          Severance or termination pay is generally granted to regular full-time employees who are involuntarily terminated, subject to a number of exclusions, pursuant to an unfunded policy. After such termination, the policy provides for payment in an amount ranging from two weeks salary for at least one year of service graduating to a maximum of 104 weeks salary. The amounts payable under the policy if the named executive officers had been involuntarily terminated on December 31, 1995 would have been as follows: Mr. Hurwitz: $1,266,470; Mr. Pierno: $79,563; Mr. Schwartz:
$581,700; and Mr. Wade:  $420,000.

          Kaiser Termination Payment Policy
          Most full-time salaried employees of KACC are eligible for benefits under an unfunded termination policy if their employment is involuntarily terminated, subject to a number of exclusions. The policy provides for lump sum payments after termination ranging from one-half month's salary for less than one year of service graduating to eight months' salary for 30 or more years of service. The amount payable to Mr. La Duc under the policy if he had been involuntarily terminated on December 31, 1995 would have been $145,833.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
     ARRANGEMENTS

          All executive officers are eligible to participate in a deferred compensation program. An executive officer may defer up to 20% of gross salary and up to 20% of any bonus otherwise payable to such executive officer for any calendar year. The designated percentage of deferred compensation is credited to a book account as of the date such compensation would have been paid and is deemed "invested" in an account bearing interest calculated using one-twelfth of the sum of the prime rate plus 2% on the first day of each month. Deferred compensation, including all earnings credited to the book account, will be paid in cash to the executive or beneficiary as soon as practicable following the date the executive ceases for any reason to be an employee of the Company either in a lump sum or in a specified number of annual installments, not to exceed ten, at the executive's election. No compensation was deferred under this program for 1995.

                       COMPENSATION COMMITTEE REPORT
                                     ON
                           EXECUTIVE COMPENSATION

          The Compensation Committee (the "Committee") of the Board of Directors of the Company has furnished the following report on executive compensation for fiscal year 1995:

EXECUTIVE OFFICER COMPENSATION

          The Committee generally approves the policies under which compensation is paid or awarded to the Company's executive officers. Occasionally, the Chief Executive Officer of the Company may exercise his authority to make a particular payment, award or adjustment. The Committee takes into consideration in its decisions on executive compensation the Company's particular origins and complex structure requiring diversified and multifaceted financial and managerial skills. The Company consists of units operating in four wholly separate industries: aluminum, forest products, real estate and parimutuel horse racing. Many of the Company's executives also serve in executive capacities in some or all of its operating subsidiaries in the varying industries. While the Company's annual earnings are an important focus, its principal objective for more than a decade has been the enhancement of stockholder value which is measured only in part by current earnings. During the past decade or so, the Company's growth was accomplished primarily through acquisitions, and the Company's executive officers have responsibilities related to corporate development through acquisition and assimilation of operating businesses that are additional to the responsibilities of most executive officers at corporations of comparable size. Accordingly, the Committee recognizes that the particular talents of its executives in building the Company's asset base, in expanding into new business segments and in assimilating acquired businesses are not necessarily tied to current earnings. The Company's operating subsidiaries are highly leveraged. The Committee also recognizes and takes into account the role of its executive officers in financial structuring, refinancing and reorganizations on behalf of its operating units. Additional factors considered by the Committee are the special public relations and litigation related challenges the Company presents for its executive officers. These factors present a particular challenge for the Committee in determining appropriate approaches to executive compensation.

          The primary elements of compensation for executive officers of the Company are base salaries and annual discretionary bonuses. From time to time, the Committee also recommends or approves bonus compensation awards under additional incentive compensation programs such as the Company's Omnibus Plan. The Omnibus Plan was recommended by the Committee, adopted by the Board and approved by the stockholders of the Company during 1994. During 1995, the Committee recommended and the Board of Directors approved a deferred compensation program whereby executives can contractually elect to defer up to 20% of gross salary and/or bonus compensation. See "Executive Compensation--Employment Contracts and Termination of Employment and Change-in-Control Arrangements" above for a description of such program.

          Base Salary
          The Company's executive compensation philosophy is to pay base salaries adequate to attract and retain executives whose education, training, experience, talents and particular knowledge of the Company, its businesses and industries in which it operates allow them to be key contributors to the administration, management and operations of the Company.

          Specific determinations as to base salaries are based primarily on individual attributes and the specific duties or responsibilities assigned to the particular executive. Base salaries are generally adjusted annually according to cost of living information. On November 29, 1995, base salaries for executive officers (except those principally compensated by KACC) were reviewed individually and recommendations as to increases for the coming fiscal year were made by the Committee. Among the factors considered by the Committee in determining the amount of the base salary increases were the Consumer Price Index and the national average increases. For the most part, across-the-board base salary increases for key employees of the Company were 2%, approximately one-half of the base salaries percentage increase of 4% for the previous year. This was done as part of a package compensation award whereby certain key employees of the Company, including all of the Company's executive officers (except those principally compensated by KACC), were granted stock appreciation rights ("SARs") under the Omnibus Plan in conjunction with base salary increases and annual bonus compensation. See, "--Additional Incentive Awards" below. For employees who were not awarded SARs, base salary increases for the most part were 4%.

          Annual Discretionary Bonus
          It is the Company's policy that a significant portion of an executive officer's compensation be at-risk compensation that is paid through an annual discretionary bonus. The purpose of such discretionary bonus policy is to enable the Committee to focus on each executive officer's individual efforts and contribution to the Company during the year in the context of both the Company's performance and the particular responsibilities and projects undertaken by the executive during the year, and award bonus compensation accordingly. Specific determinations as to such bonus compensation are based primarily on the level of achievement of the Company's corporate objectives, the individual's contribution to such achievement and assumption of additional duties or responsibilities by such executive officer. The Company also recognizes particular challenges faced by executives in efforts to strengthen some of its less profitable and marginal operations. The Committee believes that this approach best serves both the short- and long-term interest of the Company and its stockholders by significantly compensating executive officers retrospectively for services they have performed that can be both quantitatively and qualitatively analyzed as opposed to compensating executive officers prospectively through larger base salaries. Such bonus compensation is typically awarded in December of each fiscal year and principally paid in cash. Bonus amounts paid by the Company to executive officers (other than the Chief Executive Officer and executive officers principally compensated by Kaiser Aluminum & Chemical Corporation ("KACC")) during December 1995 were the same dollar amounts as were paid for 1994. No increases in bonus amounts were given due to the contemporaneous grants of SARs discussed above. Such bonuses were proposed (other than with respect to himself) by the Chief Executive Officer, reviewed and approved by the Committee.

          Additional Incentive Awards
          Awards under the Omnibus Plan are stock-based and such compensation received thereunder, if any, is usually tied to stock price appreciation which will also be realized by the Company's stockholders. During November 1995, upon the Committee's approval, the Company awarded SARs to twelve key employees, including three of its four named executive officers. These were the first "across-the-board" stock-based incentives granted by the Company since mid-1989. The SARs were granted at an exercise price of $45.15, which is 20% above the November 29, 1995 closing price on the American Stock Exchange. The SARs vest at 20% on the first anniversary of the date of such grants, and 20% on each anniversary date thereafter until fully vested. The SARs expire ten years from the date of grant. Executive officers of the Company, who are principally compensated by KACC, were not granted any SARs.
          Employment Agreements
          For the first quarter of 1995, the compensation of certain executive officers was governed by their respective employment agreements with the Company. Such employment agreements expired in March 1995 at the end of their five year terms. Such agreements were negotiated prior to the relocation of the Company's corporate offices from Los Angeles to Houston in 1990. These employment agreements were entered into in order to assure the relocation and continued employment of such executives in their respective capacities, and in order to procure for the Company their continuing commitments for that period of time. The base salaries, ranges for incentive awards as well as stock based incentive awards were established during these negotiations by the Chief Executive Officer and approved by the Committee. Factors considered by the Committee in approving these employment agreements were the relevant executive's compensation history, particular talents and responsibilities, and relative contributions to the Company. After expiration of the employment agreements, the executive officers became subject to the policies for all executive officers described above.

          Compensation of the Chief Executive Officer for the Last Completed Fiscal Year
          The compensation of Charles E. Hurwitz, Chairman of the Board, President and Chief Executive Officer, generally consists of the same elements as for other executive officers. However, the Committee recognizes the special entrepreneurial talents of Mr. Hurwitz which have provided extraordinary opportunities for the Company from time to time, and the Committee has awarded extraordinary compensation to Mr. Hurwitz in recognition of his role in providing such opportunities and as an incentive to provide future opportunities. The Committee approved a base salary increase for 1996 of 2% for Mr. Hurwitz in January of 1996. This was the same percentage of increase generally provided during the same period to the Company's executive officers and other key employees who also received awards under the Omnibus Plan for services provided during 1995. In addition, Mr. Hurwitz is the only executive officer who was a participant under the Executive Plan (as defined below) during 1995.

          Under the Executive Plan (as defined below), Mr. Hurwitz was entitled to receive approximately $2,400,000 based on specific performance goals established in March 1995 having been achieved at fiscal year end, 1995. The amount available for award to Mr. Hurwitz under the Executive Plan was based on the marked improvement in the Company's consolidated financial results for 1995 as compared with 1994, the completion of the bankruptcy restructuring of Sam Houston Race Park, the increase in earnings per share in 1995 as compared with 1994 and the achievement of two divisional plans. However, the Committee exercised its negative discretion permitted under the Executive Plan and awarded Mr. Hurwitz a bonus amount of $200,000 thereunder, or approximately 8.3% of his entitlement under the Executive Plan, in respect of his services during 1995. The Committee exercised its negative discretion to limit the award to Mr. Hurwitz under the Executive Plan to the same amount he had received the previous year. This was done as part of a year-end compensation package whereby certain key employees of the Company, including all of the Company's executive officers (except those principally compensated by KACC), were granted base salary increases of 2%, annual bonus compensation in the same amounts as were awarded the previous year with the primary variable component being grants under the Omnibus Plan. The Committee awarded Mr. Hurwitz a bonus of $250,000 under the Company's annual discretionary bonus policies applicable to all of its executive officers as discussed above, which was the same amount he received for 1994. This discretionary bonus when added to the amount Mr. Hurwitz earned under the Executive Plan, although such amounts are not dependent upon or related to the other, give Mr.
Hurwitz an aggregate bonus of $450,000 for 1995 as reflected in the Summary Compensation Table.

          The Committee gave Mr. Hurwitz a choice between two alternative awards under the Omnibus Plan of either options to purchase (i) 22,500 shares of Preferred Stock or (ii) 25,000 shares of Common Stock, both at an exercise price of $46.80, which is 20% above the closing price for the Company's Common Stock on January 24, 1996. Mr. Hurwitz chose the options to purchase 22,500 shares of Preferred Stock. The options will vest in 20% increments each year on the anniversary date of the grant until fully vested. They expire ten years from the date of grant.

          During 1995, the Committee designated Mr. Hurwitz as a participant in the Company's SERP (as hereinafter defined) with credit for his fifteen years of service to the Company. See, "Executive Compensation-
- -Defined Benefit Plans--MAXXAM Supplemental Executive Retirement Plan."

COMPENSATION BY KAISER ALUMINUM & CHEMICAL CORPORATION

          Certain of the Company's executive officers were compensated during 1995 principally by KACC, a majority owned subsidiary of the Company, which establishes salaries and other elements of compensation for such executive officers. Where an executive officer of both the Company and KACC is compensated by KACC (such as Mr. La Duc), or where an executive officer of both the Company and KACC is compensated by the Company (such as Messrs. Pierno and Wade), the respective corporations make intercompany allocations of the costs of employment of the executive officer based on an allocation of that executive officer's time as expended among the Company or KACC and respective subsidiaries. Such allocations are described under "Certain Transactions" below.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

          Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and four other most highly compensated executive officers of such corporations. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The MAXXAM 1994 Executive Bonus Plan (the "Executive Plan") and the Omnibus Plan, each of which has been approved by the stockholders of the Company, are performance based and designed to enable compliance with Section 162(m) of the Code and the regulations thereunder.

          Under the Executive Plan, the executive officers who are or will be eligible to participate are the only executive officers of the Company to which the deduction limitation is likely to apply. In general, in administering the Executive Plan, the Committee meets before March 31 of each year to identify current areas, factors or transactions of the Company's business where it is beneficial in that particular year to provide an incentive as to each participant's performance. Thus, specific performance goals are established that are narrowly fact-specific to a given fiscal year and prospective in nature. For example, some of the performance goals for 1995 under the Executive Plan were based upon specific projects, including (i) two major subsidiaries committing to certain new business ventures, (ii) the completion of restructuring of certain indebtedness of an affiliate and (iii) the execution of a binding written agreement in respect to an extraordinary transaction. Other criteria for 1995 were more general, such as loss reductions, earning improvements and achievement of the 1995 business plan for each of the Company's industry segments.

          For purposes of Section 162(m) of the Code, the Committee was
composed of qualifying directors during 1995.   However, under the final
treasury regulations that govern this section, effective as of the date of the Annual Meeting, Mr. Levin will no longer qualify to serve on the Committee. Therefore, the Company intends to replace the Committee with two separate committees, the Section 162(m) Committee, which will administer the Section 162(m) plans, and the Compensation Policy Committee, which will administer and establish overall compensation policies except those related to Section 162(m) plans. Each such committee will report directly to the full Board of Directors. Mr. Levin is expected to serve on the Compensation Policy Committee but will not serve on the Section 162(m) Committee.

                                        Compensation Committee
                                        of the Board of Directors


                                        Robert J. Cruikshank
                                        Ezra G. Levin, Chairman
                                        Stanley D. Rosenberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          No member of the Compensation Committee of the Board of Directors of the Company was, during the 1995 fiscal year, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries; however, one member had a relationship requiring disclosure by the Company under Item 404 of Regulation S-K. Mr. Levin served on the Company's Compensation Committee and Board of Directors during 1995. Mr. Levin is also a partner in the law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, which provided legal services for the Company and its subsidiaries during 1995.

          During the Company's 1995 fiscal year, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.


                             PERFORMANCE GRAPH

          The following performance graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total returns of the S&P 500 Stock Index and two peer groups consisting of companies included by S&P in its published indices for the Aluminum Industry and the Paper and Forest Products Industry for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1990, and that all dividends were reinvested. The data points are calculated as of the last trading day for the year indicated.



 Company/Index Name       1990  1991    1992    1993    1994    1995

 MAXXAM Inc.              100    94.38   88.35  118.07   99.20  113.25
 S&P 500 Index            100   130.47  140.41  154.56  156.60  215.45
 Paper & Forest Products  100   126.84  145.03  159.84  166.55  183.97
 Aluminum                 100   107.95  110.50  113.14  138.73  170.97



          The Company is involved in the real estate and horse racing industries in addition to the aluminum and forest product industries. However, the real estate and horse racing units of the Company account for less than 5% of the Company's gross revenues on a consolidated basis and, therefore, a line-of-business index for each such industries are not utilized.


                            CERTAIN TRANSACTIONS

LITIGATION MATTERS
          USAT Litigation
          In October 1994, the Company learned that the United States Department of Treasury's Office of Thrift Supervision ("OTS") had commenced an investigation into United Financial Group, Inc. ("UFG") and the insolvency of its wholly owned subsidiary, United Savings Association of Texas ("USAT"). In December 1988, the Federal Home Loan Bank Board ("FHLBB") placed USAT into receivership and appointed the Federal Savings & Loan Insurance Corp. ("FSLIC") as receiver. At the time of the receivership, the Company owned approximately 13% of the voting stock of UFG. The Company has produced documents to the OTS and the OTS also has deposed certain current and former officers and/or directors of the Company.

          On December 26, 1995, the OTS initiated formal administrative proceedings (the "OTS action") against the Company and others by filing the Notice. The Notice alleges misconduct by the Company, Federated, Mr. Hurwitz and the other respondents with respect to the failure of USAT. The Notice claims that the Company was a savings and loan holding company, that with others it controlled USAT, and that, as a result of such status and agreements with the Federal Home Loan Bank Board, it was therefore obligated to maintain the net worth of USAT. The Notice makes numerous other allegations against the Company and the other respondents, including allegations that through USAT it was involved in prohibited transactions with Drexel, Burnham, Lambert Inc. ("Drexel"). The OTS, among other things, seeks unspecified damages in excess of $138.0 million from the Company and Federated, civil money penalties and a removal from, and prohibition against the Company and the other respondents engaging in, the banking industry. On February 20, 1996, the respondents filed their responses to the Notice. The administrative law judge has set this matter for hearing on January 21, 1997. It is impossible to predict the ultimate outcome of the foregoing matter or its potential impact on the Company's liquidity, consolidated financial position or results of operations, although there can be no assurance that such impact will not be material.

          In a separate but related matter, on December 7, 1995, the Company filed a petition for review in the U.S. Fifth Circuit Court of Appeals alleging various statutory violations by certain predecessor agencies to the OTS and seeking to modify, terminate or set aside the December 30, 1988 order awarding the bid to acquire USAT to a bidder other than the Company, whose bid was lower than the Company's bid (i.e. more costly to the government and taxpayers). The action is entitled MAXXAM Inc. v. Office of Thrift Supervision, Department of the Treasury (No. 95-60753). The bidder that was awarded USAT subsequently filed a motion to intervene in this action and on March 6, 1996, the Court granted the motion.

          In another separate but related matter, on February 21, 1996, the Company filed an action, pursuant to the Freedom of Information Act ("FOIA"), entitled MAXXAM Inc. v. FDIC (No. H-96-6041) in the U. S. District Court for the Southern District of Texas seeking to compel the Federal Deposit Insurance Corporation (the "FDIC") to produce certain documents concerning the bidding process for and award of USAT. Because the OTS has now responded to the FOIA request, on April 16, 1996, the Company agreed to dismiss this suit.

          On August 2, 1995, the FDIC filed a civil action entitled Federal Deposit Insurance Corporation, as manager of the FSLIC Resolution Fund v. Charles E. Hurwitz (No. H-95-3936) in the U.S. District Court for the Southern District of Texas. This action did not name the Company as a defendant. The suit against Mr. Hurwitz seeks damages in excess of $250.0 million based on the allegation that Mr. Hurwitz was a controlling shareholder, de facto senior officer and director of USAT, and was involved in certain decisions which contributed to the insolvency of USAT. The FDIC further alleges, among other things, that Mr. Hurwitz was obligated to ensure that UFG, Federated and the Company maintained the net worth of USAT. On October 24, 1995, Mr. Hurwitz filed a motion to dismiss this action. On November 14, 1995, Mr. Hurwitz filed a motion to join the OTS to this action. The Company and certain other respondents in the OTS action subsequently filed motions to intervene in this action; the Company conditioned its motion on the Court joining the OTS to this action. The Company filed with its motion to intervene a proposed complaint which alleges that the OTS violated the Administrative Procedures Act by rejecting the Company's bid for USAT. The FDIC is opposing the motion to join the OTS and the intervention motions and is seeking to stay this action pending the outcome of the OTS action or proceed in this case only against Mr. Hurwitz. It is impossible to predict the ultimate outcome of the foregoing matter or its potential impact on the Company's liquidity, consolidated financial position or results of operations, although there can be no assurance that such impact will not be material.

          In January 1995, an action entitled U.S., ex rel., Martel v. Hurwitz, et al. was filed in the U.S. District Court for the Northern District of California (No. C950322) and names as defendants the Company, Mr. Hurwitz, MGI, Federated, UFG and a former director of the Company.
This action is purportedly brought by plaintiff on behalf of the U.S. government; however, the U.S. government has declined to participate in the suit. The suit alleges that defendants made false statements and claims in violation of the Federal False Claims Act in connection with USAT. Plaintiff alleges, among other things, that defendants used the federally insured assets of USAT to acquire junk bonds from Michael Milken and Drexel and that, in exchange, Mr. Milken and Drexel arranged financing for defendants' various business ventures, including the acquisition of Pacific Lumber. Plaintiff alleges that USAT became insolvent in 1988 and that defendants should be required to pay $1.6 billion (subject to trebling) to cover USAT's losses. The Company's alleged portion of such damages has not been specified. Plaintiff seeks, among other things, that the Court impose a constructive trust upon the fruits of the alleged improper use of USAT funds. On March 22, 1996, the Court granted defendants' motion to have this case transferred to the U.S. District Court for the Southern District of Texas.

          Zero Coupon Note Litigation
          In April 1989, an action was filed against the Company, MGI, MAXXAM Properties Inc. ("MPI"), a wholly owned subsidiary of MGI, and certain of the Company's directors in the Court of Chancery of the State of Delaware, entitled Progressive United Corporation v. MAXXAM Inc., et al., Civil Action No. 10785. Plaintiff purports to bring this action as a stockholder of the Company derivatively on behalf of the Company and MPI. In May 1989, a second action containing substantially similar allegations was filed in the Court of Chancery of the State of Delaware, entitled Wolf
v. Hurwitz, et al. (No. 10846) and the two cases were consolidated (collectively, the "Zero Coupon Note" actions). The Zero Coupon Note actions relate to a Put and Call Agreement entered into between MPI and Mr. Hurwitz, as well as a predecessor agreement (the "Prior Agreement"). Among other things, the Put and Call Agreement provided that Mr. Hurwitz had the option (the "Call") to purchase from MPI certain notes (or the Company's Common Stock into which they were converted) for $10.3 million. In July 1989, Mr. Hurwitz exercised the Call and acquired 990,400 shares of the Company's Common Stock. The Zero Coupon Note actions generally allege that in entering into the Prior Agreement Mr. Hurwitz usurped a corporate opportunity belonging to the Company, that the Put and Call Agreement constituted a waste of corporate assets of the Company and MPI, and that the defendant directors breached their fiduciary duties in connection with these matters. Plaintiffs seek to have the Put and Call Agreement declared null and void, among other remedies.

          Rancho Mirage Litigation
          In May 1991, a derivative action entitled Progressive United Corporation v. MAXXAM Inc., et al. (No. 12111) (the "Progressive United" action) was filed in the Court of Chancery, State of Delaware against the Company, Federated, the Company's Board of Directors and MCO Properties Inc. ("MCOP"), the outstanding common stock of which is wholly owned by the Company and the outstanding preferred stock of which is wholly owned by Federated. The action alleges abuse of control and breaches of fiduciary obligations based on, and unfair consideration for, the Company's Agreement in Principle with Federated to (a) forgive payments of principal and interest of approximately $32.2 million due from Federated under two loan agreements entered into between MCOP and Federated in 1987 (and later assigned by MCOP to the Company), and (b) grant an additional $11.0 million of consideration to Federated, in exchange for certain real estate assets valued at approximately $42.9 million in Rancho Mirage, California, held by Federated (the "Mirada transactions"). Plaintiff seeks to have the Agreement in Principle rescinded, an accounting under the loan agreements, repayment of any losses suffered by the Company or MCOP, costs and attorneys fees.

          The following six additional lawsuits, similar to the Progressive United action, were filed in 1991 and 1992 in Delaware Chancery Court challenging the Mirada transactions: NL Industries, et al. v. MAXXAM Inc., et al. (No. 12353); Kahn, et al. v. Federated, et al. (No. 12373); Thistlethwaite, et al. v. MAXXAM Inc., et al. (No. 12377); Glinert, et al.
v. Hurwitz, et al. (No. 12383); Friscia, et al. v. MAXXAM Inc., et al. (No. 12390); and Kassoway, et al. v. MAXXAM Inc., et al. (No. 12404). The Kahn, Glinert, Friscia and Kassoway actions have been consolidated with the Progressive United action into In re MAXXAM Inc./Federated Development Shareholders Litigation (No. 12111); the NL Industries action has been "coordinated" with the consolidated actions; the Thistlethwaite action has been stayed pending the outcome of the consolidated actions. In January 1994, a derivative action entitled NL Industries, et al. v. Federated, et al. (No. 94-00630) was filed in the District Court of Dallas County, Texas, against the Company (as nominal defendant) and Federated. This action contains allegations and seeks relief similar to that contained in the In
re MAXXAM Inc./Federated Development Shareholders Litigation.   The parties
agreed to stay this action in light of the In re MAXXAM Inc. / Federated Development Shareholders Litigation. With respect to the In re MAXXAM Inc./Federated Development Shareholders Litigation, on February 10, 1995, the Court issued its decision disapproving a previously announced proposed settlement and on June 23, 1995, the Court denied defendants' motion to
dismiss certain of plaintiffs' claim.   This matter was tried before the
Court commencing January 29, 1996. The Court held a hearing on April 2, 1996 on various trial-related matters, including defendants' motion to dismiss the claims relating to the 1987 loan transactions. The Court is expected to schedule oral argument on the merits of the case for some time this summer.

          Recapitalization Litigation
          On March 19, 1996, a lawsuit was filed against the Company, Kaiser and Kaiser's directors challenging and seeking to enjoin a proposed recapitalization, which would, among other things, reclassify Kaiser's existing common stock into two classes of common stock, and the April 10, 1996 special stockholders' meeting at which the proposed recapitalization was to be considered. The suit, which is entitled Matheson, et. al. v. Kaiser Aluminum Corporation, et. al. (No. 14900) and was filed in Delaware Court of Chancery, purports to be an individual and class action by persons who as of March 18, 1996 (the record date for the April 10, 1996 meeting) owned Kaiser's outstanding common stock and 8.255% PRIDES Convertible Preferred Stock (the "PRIDES"). Plaintiffs allege, among other things, breaches of fiduciary duties by certain defendants and that the proposed recapitalization violates Delaware law and the certificate of designation for the PRIDES. Plaintiffs seek injunctive relief, rescission, rescissory
damages and other relief.   On April 8, 1996, the Delaware Court of
Chancery issued a ruling which preliminarily enjoins Kaiser from implementing the proposed recapitalization. On April 10, 1996, Kaiser called the scheduled special meeting of stockholders to order and the meeting was adjourned to May 1, 1996, without taking a vote on the proposed recapitalization. Kaiser is currently evaluating the alternatives available to it in view of the Court's ruling. On April 19, 1996, the Delaware Supreme Court granted Kaiser's motion to consider, on an expedited basis, Kaiser's appeal of the preliminary injunction. The Court's ruling does not prohibit a vote on the proposed recapitalization and it could be voted upon. In the event that the proposed recapitalization is voted upon and approved, the proposed recapitalization could be implemented if the preliminary injunction is lifted or reversed.


OTHER MATTERS

          In May 1995, MCOP granted Olympus Rancho Mirage, L.P. ("Olympus"), an unaffiliated third party, a non-exclusive easement on certain property in Rancho Mirage, California. Such easement is to allow access to a proposed golf course. At the same time, a partnership owned by Federated which operated the business of the Ritz-Carlton Hotel (the "Hotel"), which is also located in Rancho Mirage, California, transfered the Hotel to Olympus. In consideration for such easement, Olympus agreed to provide MCOP with Hotel amenity benefits which will be available to area lot owners for a fee. Such amenities include, among other things, room service, maid service and use of the tennis center, health club, meeting rooms and swimming pool. MCOP also agreed not to develop a contemplated hotel-type facility on other real property it owns in the vicinity.
Olympus received a revocable parking license on certain other adjacent property of MCOP.

          The Company and certain of its subsidiaries share certain administrative and general expenses with Federated. Under these arrangements, Federated's obligation to the Company and its subsidiaries was approximately $201,000 for 1995. Federated and the Company also share office space leased by the Company. The obligations of Federated relating to 1995 under such office space sharing arrangement amounted to approximately $9,000. At December 31, 1995, Federated owed the Company $279,000 for shared office space and certain general and administrative expenses. The Company's wholly owned subsidiary, Bering Holdings, Inc. ("Bering Holdings"), is a Texas registered investment adviser which has an agreement with Federated whereby Bering Holdings manages an investment portfolio for Federated on substantially the same terms as provided to other persons. The agreement provides for an annual management fee equal to 1% of the average value of the protfolio, except for certain short-term investments for which the management fee is -1/2 of 1% per annum. The agreement also provides for an annual performance fee equal to 10% of the net gain in certain portfolios. Bering Holdings has accrued management and performance fees for the year ended December 31, 1995 of approximately $84,000 and $215,000, respectively. At December 31, 1995, Federated owed Bering Holdings $223,000 in respect of such fees.

          Mr. Levin, a director of the Company, is a partner in the law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, which provides legal services for the Company and its subsidiaries.

          On April 17, 1995, Sam Houston Race Park, Ltd. (the "Partnership"), SHRP Acquisition, Inc. and SHRP Capital Corp. filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. Their bankruptcy reorganization plan has since been confirmed and the transactions contemplated by the bankruptcy plan were consummated on October 6, 1996. Since July 1993, Mr. Wade has served as a director, Vice President and Secretary of SHRP, Inc., the Partnership's sole general partner prior to the Partnership's bankruptcy reorganization, and of SHRP Capital Corp., a subsidiary of the Partnership; Mr. Schwartz has served as a director and Executive Vice President of both SHRP, Inc. and SHRP Capital Corp.; and Mr. Hurwitz has served as a director and Chairman of the Board of SHRP, Inc. and as a director, Chairman of the Board and President of SHRP Capital Corp.

          In January 1995, Mr. Pierno repaid a $150,000 bank loan which had been guaranteed by the Company. Pursuant to the terms of Mr. Pierno's employment agreement with the Company (which expired in March 1995), his personal loans from the Company, which aggregated $150,000 at 6% interest, were forgiven at the rate of $15,000 per year. Such loans were, and continue to be, secured by real estate owned by Mr. Pierno. As of February 28, 1995, the Company entered into an amendment of Mr. Pierno's promissory note evidencing such loans which provides that (i) installments of $18,750 be paid on each of December 31, 1995, 1996 and 1997, with any remaining principal balance, together with accrued interest, to be paid in full on December 31, 1998; and (ii) the loans also be secured by any amounts to which Mr. Pierno may be entitled pursuant to the Company's Revised Capital Accumulation Plan. Mr. Pierno's principal balance on such loans is currently $56,250. Pursuant to the terms of Mr. Pierno's employment agreement, he borrowed an additional $200,000 bearing interest at 6% per annum, with interest being payable monthly and principal being due December 15, 1998, as amended (with prepayments due upon the exercise by Mr. Pierno of any SARs granted pursuant to the agreement or employee benefit plan). Such promissory note is also secured by any amounts to which Mr. Pierno may be entitled pursuant to the Company's Revised Capital Accumulation Plan.

          Pursuant to the terms of Mr. Schwartz's employment agreement with the Company (which expired in March 1995), his personal loans outstanding on the date of the agreement were forgiven at the rate of $20,000 per year. The agreement also provided for additional loans to Mr. Schwartz, all of which were received by Mr. Schwartz in 1990. As of June 30, 1995, Mr. Schwartz had $100,000 in principal amount of loans outstanding. Mr. Schwartz repaid the outstanding loans, together with accrued interest thereon, in August 1995.

          In July 1993, the Company loaned Mr. Wade $50,000, and advanced him an additional $50,000 which was repaid within ten days, in connection with his purchase of an interest in the Partnership. $50,000 of which was repaid within 10 days. This loan was evidenced by an unsecured promissory note, interest being payable monthly at an annual rate of 6%. As of June 30, 1995, Mr. Wade had $20,000 in principal amount outstanding on this loan. In August 1995, Mr. Wade repaid the principal of this loan, together with accrued interest thereon.

          As of June 30, 1995, Ms. Diane Dudley had a loan outstanding in the principal amount of $100,000 at an annual interest rate of 6%. Ms. Dudley repaid the outstanding loan, together with the accrued interest thereon, in September 1995.

             COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

          Based solely upon a review of such copies of Forms 3, 4 and 5 and any amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements were complied with which were applicable to its officers, directors and greater than ten percent beneficial owners.


                               OTHER MATTERS

INDEPENDENT PUBLIC ACCOUNTANTS

          The Company has appointed Arthur Andersen LLP as its independent public accountants through the conclusion of the audit with respect to the Company's 1995 fiscal year. Representatives of Arthur Andersen LLP plan to attend the Annual Meeting of Stockholders and will be available to answer appropriate questions. Such representatives will also have an opportunity to make a statement at the meeting, if they so desire.

STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS

          Stockholder proposals intended to be presented at the 1997 Annual Meeting of Stockholders must be received at the Company's executive offices at 5847 San Felipe, Suite 2600, Houston, Texas 77057 by December 23, 1996 in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

          The cost of mailing and soliciting proxies in connection with the Annual Meeting will be borne by the Company. The Company will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals. Proxies may be solicited by directors, officers and employees of the Company without special remuneration. The Company has retained Corporate Investor Communications, Inc. to assist in the distribution and solicitation of proxies at an estimated cost of approximately $4,500 (including expenses). In addition to the use of mails, proxies may be solicited by personal interviews, facsimile, telephone or telegraph.

          The persons designated to vote shares covered by management proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management knows of no matters which will be presented for action at the meeting other than as referred to in this Proxy Statement.

                                        By Order of the Board of Directors




                                        BYRON L. WADE
                                        Secretary

April 22, 1996
Houston, Texas

                                                [MAXXAM Logo]


================================      ================================

        Table of Contents               Notice of 1996 Annual Meeting
                                                     and
Notice of Annual Meeting of                    Proxy Statement
Stockholders
Proxy Statement                       ================================
     Election of Directors    1
     The Board of Directors
       and its Committees     2
     Executive Officers and
       Directors              4
     Principal Stockholders   7
     Executive Compensation   9
     Compensation Committee
       Report on Executive
       Compensation          14
     Performance Graph       19
     Certain Transactions    20
     Compliance with Section
       16(a) of the Exchange
       Act                   24
     Other Matters           24                   Important
                                       Please sign and date your proxy
                                       card and promptly return it in
===============================            the enclosed envelope.




Printed on recycled paper.

 C                              MAXXAM INC.
 O                      5847 San Felipe, Suite 2600
 M                         Houston, Texas  77057
 M
 O      This Proxy is Solicited on Behalf of the Board of Directors
 N
            The undersigned hereby appoints Charles E. Hurwitz,
 S     Paul N. Schwartz and Anthony R. Pierno as proxies (each with
 T     power to act alone and with power of substitution) to vote
 O     as designated on the reverse side, all shares of Common
 C     Stock the undersigned is entitled to vote at the Annual
 K Meeting of Stockholders of MAXXAM Inc. to be held on May 22, 1996, and at any and all adjournments or postponements thereof.

            WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEE TO THE BOARD OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT.

           (Continued and signature required on the reverse side)

                                       MAXXAM INC.
                                       P.O. BOX 11240
                                       NEW YORK, N.Y.  10203-0240

 1.    ELECTION OF DIRECTORS

 (a)  FOR nominee     WITHHOLD AUTHORITY   (a) Stanley D. Rosenberg
      listed /  /     to vote for              (for term expiring in 1997)
                      nominee  /  /
 (b)  FOR nominee     WITHHOLD AUTHORITY   (b) Robert J. Cruikshank
      listed /  /     to vote for              (for term expiring in 1999)
                      nominee  /  /


 2.   In their discretion, the proxies
      are authorized to vote upon such
      matters as may properly come
      before the meeting or any
      adjournments or postponements
      thereof, hereby revoking any proxy
      or proxies heretofore given by the FOR / / AGAINST / / ABSTAIN / / undersigned.



      Votes MUST be indicated
      (x) in Black or Blue Ink.   / /


                                          Please note change of address
                                          or comments to the left and,
                                          if so noted, please mark here
                                          /  /

                                               Please sign exactly as your
                                          name appears at left.  If stock
                                          is held in the name of more than
                                          one person, EACH person should
                                          sign.  When signing as attorney,
                                          executor, administrator, trustee
                                          or guardian, please give full
                                          title as such. If a corporation,
                                          please sign in full corporation
                                          name by President or other
                                          authorized officer.  If a
                                          partnership, please sign in
                                          partnership name by authorized
                                          person.

                                          Dated: ------------------, 1996

                                          -------------------------------
                                                    Signature

                                          --------------------------------
                                            Signature if held jointly

 Please complete, sign, date and return the proxy card promptly, using the enclosed envelope.

 P                              MAXXAM INC.
 R                      5847 San Felipe, Suite 2600
 E                         Houston, Texas  77057
 F
 E      This Proxy is Solicited on Behalf of the Board of Directors
 R
 R          The undersigned hereby appoints Charles E. Hurwitz,
 E     Paul N. Schwartz and Anthony R. Pierno as proxies (each with
 D power to act alone and with power of substitution) to vote as designated on the reverse side, all shares of Class A
 S     $.05 Non-Cumulative Participating Convertible Preferred
 T     Stock the undersigned is entitled to vote at the Annual
 O     Meeting of Stockholders of MAXXAM Inc. to be held on May 22,
 C     1996, and at any and all adjournments or postponements
 K     thereof.

            WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEE TO THE BOARD OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT.

           (Continued and signature required on the reverse side)

                                       MAXXAM INC.
                                       P.O. BOX 11240
                                       NEW YORK, N.Y.  10203-0240

 1.   In their discretion, the proxies
      are authorized to vote upon such
      matters as may properly come
      before the meeting or any
      adjournments or postponements
      thereof, hereby revoking any
      proxy or proxies heretofore given FOR / / AGAINST / / ABSTAIN / / by the undersigned.



           Votes MUST be indicated
           (x) in Black or Blue Ink.
           / /

                                         Please note change of address
                                         or comments to the left and,
                                         if so noted, please mark here
                                         /  /

                                              Please sign exactly as your
                                         name appears at left.  If stock
                                         is held in the name of more than
                                         one person, EACH person should
                                         sign.  When signing as attorney,
                                         executor, administrator, trustee
                                         or guardian, please give full
                                         title as such.  If a corporation,
                                         please sign in full corporation
                                         name by President or other
                                         authorized officer.  If a
                                         partnership, please sign in
                                         partnership name by authorized
                                         person.

                                         Dated: --------------------, 1996

                                         --------------------------------
                                                    Signature

                                         --------------------------------
                                             Signature if held jointly

 Please complete, sign, date and return the proxy card promptly, using the enclosed envelope.